                                                                    EXHIBIT 12.1

                      JEFFERSON SMURFIT CORPORATION (U.S.)
         CALCULATION OF HISTORICAL RATIOS OF EARNINGS TO FIXED CHARGES


                                                                              YEAR ENDED DECEMBER 31,
                                                                 -------------------------------------------------
                                                                  1993       1992       1991       1990      1989
                                                                 -------    -------    -------    ------    ------
                                                                           (DOLLAR AMOUNTS IN MILLIONS)
Income (loss) before income taxes, equity in earnings (loss)
  of affiliates, minority interests, extraordinary item and
  cumulative effect of accounting changes.....................   $(260.8)   $ (27.2)   $ (24.3)   $ 64.7    $155.6
Add (deduct):
     Earnings before income taxes of unconsolidated foreign
       subsidiaries...........................................                                                19.5
     Interest expense.........................................     254.2      300.1      335.2     337.8     119.1
     Interest expense of unconsolidated foreign
       subsidiaries...........................................                                                 2.8
     Interest component of rental expense.....................      11.3       10.6        9.7       9.3       8.6
                                                                 -------    -------    -------    ------    ------
Earnings available for fixed charges..........................   $   4.7    $ 283.5    $ 320.6    $411.8    $305.6(a)
                                                                 -------    -------    -------    ------    ------
                                                                 -------    -------    -------    ------    ------
Fixed charges:
     Interest expense(b)......................................   $ 254.2    $ 300.1    $ 335.2    $337.8    $119.1
     Interest expense of unconsolidated foreign
       subsidiaries...........................................                                                 2.8
     Capitalized interest.....................................       3.4        4.2        2.4       5.8       6.0
     Interest component of rental expense.....................      11.3       10.6        9.7       9.3       8.6
                                                                 -------    -------    -------    ------    ------
          Total fixed charges.................................   $ 268.9    $ 314.9    $ 347.3    $352.9    $136.5
                                                                 -------    -------    -------    ------    ------
                                                                 -------    -------    -------    ------    ------
Ratio of earnings to fixed charges............................          (a)        (a)        (a)   1.17      2.24
                                                                 -------    -------    -------    ------    ------
                                                                 -------    -------    -------    ------    ------
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 (a) For the  years  ended December  31,  1993,  1992 and  1991,  earnings  were inadequate  to cover  fixed charges  by $264.2  million, $31.4  million and
     $26.7 million, respectively.


 (b) For the years ended December 31, 1993, 1992, 1991, 1990 and 1989 interest expense includes amortization of deferred debt issuance costs of $7.9 million, $14.6 million, $17.6 million, $16.9 million and $3.2 million, respectively.